QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.25

Dealer Manager And Consent Solicitation Agreement

March 22, 2005

CREDIT SUISSE FIRST BOSTON LLC
Eleven Madison Avenue
New York, NY 10010-3629

Dear Sirs:

        1.    The Tender Offer.    Reddy Ice Group, Inc., a Delaware corporation ("Purchaser"), is making a tender offer (hereinafter referred to, together with any amendments, supplements or extensions thereof, as the "Tender Offer") to purchase for cash any and all of the outstanding 8 7/8% senior subordinated notes due 2011 (the "Bonds") and is soliciting (the "Solicitation") consents (the "Consents") of the holders of the Bonds to certain amendments to the indenture relating to the Bonds (the "Indenture") with U.S. Bank National Association as trustee (the "Trustee"). The Tender Offer and the Solicitation will be on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement (the "Statement") and Consent and Letter of Transmittal (the "Consent and Letter of Transmittal") attached hereto as Exhibits A and B, respectively.

        2.    Appointment as Dealer Manager and Solicitation Agent.    Purchaser hereby appoints you as Dealer Manager and Solicitation Agent (the "Dealer Manager and Solicitation Agent") and authorizes you to act as such in connection with the Tender Offer and Solicitation. As Dealer Manager and Solicitation Agent, you agree, in accordance with your customary practice, to perform those services in connection with the Tender Offer and Solicitation as are customarily performed by investment banks in connection with tender offers and consent solicitations of a like nature, including, but not limited to, using reasonable efforts to solicit tenders of Bonds and delivery of Consents pursuant to the Tender Offer and Solicitation and communicating generally regarding the Tender Offer and Solicitation with brokers, dealers, commercial banks and trust companies and other holders of Bonds. In such capacity, you shall act as an independent contractor, and each of your duties arising out of your engagement pursuant to this Agreement shall be owed solely to Purchaser.

        Purchaser further authorizes you to communicate with U.S. Bank National Association, in its capacity as depositary (the "Depositary"), and with Morrow & Co., Inc., in its capacity as tabulation agent (the "Tabulation Agent") and in its capacity as information agent (the "Information Agent"), with respect to matters relating to the Tender Offer and Solicitation. Purchaser has instructed the Depositary and the Tabulation Agent, as applicable, to advise you at least daily as to the number of Bonds that have been tendered pursuant to the Tender Offer, the number of Consents that have been delivered pursuant to the Solicitation and as to such other matters in connection with the Tender Offer and Solicitation as you may request.

        3.    No Liability for Acts of Dealers, Banks and Trust Companies.    Neither you nor any of your affiliates shall have any liability to Purchaser or any other person for any losses, claims, damages, liabilities and expenses (each a "Loss" and collectively, the "Losses") arising from any act or omission on the part of any broker or dealer in securities (a "Dealer"), bank or trust company, or any other person, and neither you nor any of your affiliates shall be liable for any Losses arising from your own acts or omissions in performing your obligations as Dealer Manager and Solicitation Agent or as a Dealer hereunder or otherwise in connection with the Tender Offer or the Solicitation, except for any such Losses which are finally judicially determined to have resulted primarily from your bad faith, gross negligence or material breach by you of your obligations under this Agreement. In soliciting or obtaining tenders or delivery of Consents, no Dealer, bank or trust company is to be deemed to be acting as your agent or the agent of Purchaser or any of its affiliates, and you, as Dealer Manager and Solicitation Agent, are not to be deemed the agent of any Dealer, bank or trust company or the agent or fiduciary of Purchaser or any of its affiliates, equity holders, creditors or of any other person. In soliciting or obtaining tenders of Bonds or delivery of Consents, you shall not be and shall not be deemed for any purpose to act as a partner or joint venturer of or a member of a syndicate or group with Purchaser or any of its affiliates in connection with the Tender Offer or the Solicitation, any purchase of the Bonds, any payment for Consents or otherwise, and neither Purchaser nor any of its affiliates shall be deemed to act as your agent. Purchaser shall have sole authority for the acceptance or rejection of any and all tenders of Bonds or delivery of Consents.

        4.    The Tender Offer and Consent Solicitation Material.    Purchaser agrees to furnish you, at its expense, with as many copies as you may request of (i) the Statement, (ii) the Consent and Letter of Transmittal and (iii) all statements and other documents filed or to be filed with the Securities and Exchange Commission (the "Commission") or any other Federal, state, local or foreign governmental or regulatory authorities or any court (each an "Other Agency" and collectively, the "Other Agencies"), any other documents (including press releases, advertisements and other communications, whether prior to or after the execution of this Agreement), materials or filings relating to the Tender Offer or the Solicitation to be used by Purchaser or authorized by Purchaser for use in connection with the Tender Offer or the Solicitation and any amendments or supplements to any such statements, documents, material or filings (the definitive forms of all of the foregoing materials are hereinafter collectively referred to as the "Tender Offer and Consent Solicitation Material") to be used by Purchaser in connection with the Tender Offer and the Solicitation, and you are authorized to use copies of the Tender Offer and Consent Solicitation Material in connection with the Tender Offer and the Solicitation. The Tender Offer and Consent Solicitation Material has been or will be prepared and approved by, and is the sole responsibility of, Purchaser.

        You hereby agree, as Dealer Manager and Solicitation Agent, that you will not disseminate any written material for or in connection with the solicitation of tenders of Bonds and delivery of Consents pursuant to the Tender Offer and Solicitation other than the Tender Offer and Consent Solicitation Material, and you agree that you will not make any statements in connection with such solicitation, other than the statements that are set forth in the Tender Offer and Consent Solicitation Material or as otherwise authorized by Purchaser.

        Purchaser agrees that none of the Tender Offer and Consent Solicitation Material will be used in connection with the Tender Offer and the Solicitation or filed with the Commission or any Other Agency with respect to the Tender Offer and Solicitation without first obtaining your prior approval, which approval shall not be unreasonably withheld. In the event that (i) Purchaser uses or permits the use of any Tender Offer and Consent Solicitation Material in connection with the Tender Offer and the Solicitation or files any such material with the Commission or any Other Agency without your prior approval or (ii) the Purchaser shall have breached in any material respect (to the extent not otherwise so qualified) any of the representations or warranties, or failed to perform in any material respect (to the extent not otherwise so qualified) its obligations, under this Agreement, then you shall be entitled to withdraw as Dealer Manager and Solicitation Agent in connection with the Tender Offer and the Solicitation without any liability or penalty to you or any Indemnified Person (as hereinafter defined), and you shall remain entitled to the indemnification provided in Section 12 hereof and to receive the payment of all fees and expenses payable under this Agreement which have accrued to the date of such withdrawal or would otherwise be due to you on such date. If you withdraw as Dealer Manager and Solicitation Agent, the fees accrued and reimbursement for your expenses through the date of such withdrawal shall be paid to you promptly after such date.

        5.    Compensation.    Purchaser agrees to pay you, as compensation for your services as Dealer Manager and Solicitation Agent in connection with the Tender Offer and the Solicitation and subject to the consummation of the Tender Offer, a fee of $250,000, less up to $7,500 attributable to the fees of the Information Agent, payable on the Payment Date (as defined in the Statement).

        6.    Expenses of Dealer Manager and Solicitation Agent and Others.    In addition to your compensation for your services hereunder pursuant to Section 5 hereof, Purchaser agrees to pay directly, or reimburse you, as the case may be, for (a) all expenses incurred by you relating to the preparation, printing, filing, mailing and publishing of all Tender Offer and Consent Solicitation Material, (b) all fees and expenses of the Depositary, the Information Agent and the Tabulation Agent referred to in the Statement and all fees and expenses of the Trustee in connection with the execution of the Supplemental Indenture (as defined in the Statement), (c) all advertising charges in connection with the Tender Offer and Solicitation, including those of any public relations firm or other person or entity rendering services in connection therewith, (d) all fees, if any, payable to Dealers (including you), and banks and trust companies as reimbursement for their customary mailing and handling expenses incurred in forwarding the Tender Offer and Consent Solicitation Material to their customers and (e) all other fees and expenses reasonably incurred by you in connection with the Tender Offer and Consent Solicitation or otherwise in connection with the performance of your services hereunder (but excluding fees and disbursements of your legal counsel). All payments to be made by Purchaser pursuant to this Section 6 shall be made promptly against delivery to Purchaser of statements therefor. Purchaser shall be liable for the foregoing payments whether or not the Tender Offer or the Solicitation is commenced, withdrawn, terminated or canceled prior to the purchase of any Bonds or the receipt of any consents or whether Purchaser or any of its affiliates acquires any Bonds or consents pursuant to the Tender Offer and Consent Solicitation or whether you withdraw pursuant to Section 4 hereof.

        7.    Securityholder Lists.    Purchaser will use its commercially reasonable efforts to cause you to be provided with cards or lists or other records in such form as you may reasonably request showing the names and addresses of, and the principal of Bonds held by, the holders of Bonds as of each date you may reasonably request and will cause you to be advised from day to day during the period of the Tender Offer and Solicitation as to any transfers of record of Bonds.

        8.    Sufficient Funds.    Purchaser represents and warrants to you that it has or, at the time Purchaser becomes obligated to purchase Bonds under the Tender Offer and pay for Consents under the Solicitation, will have, sufficient funds to enable Purchaser to pay, and Purchaser hereby agrees that it will pay promptly, in accordance with the terms and conditions of the Tender Offer and Solicitation and Sections 5 and 6 hereof and applicable law, the consideration (and related costs) for the Bonds and Consents which Purchaser has offered, and which Purchaser may be required, to purchase under the Tender Offer and the Solicitation, and the fees and expenses payable hereunder.

        9.    Additional Representations and Warranties of Purchaser.    Purchaser represents and warrants to you that:

          a)    Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified to transact business and is in good standing (to the extent such concepts are recognized in such jurisdictions) in each jurisdiction in which the conduct of its businesses or the ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or to be in good standing, considering all such cases in the aggregate, would not have a material adverse effect on the business, properties, financial position or results of operations of Purchaser and all of its subsidiaries and affiliates taken as a whole, as the case may be.

          b)    Purchaser has full corporate power and authority to take and has duly taken all necessary corporate action to authorize (i) the Tender Offer and the Solicitation and the other transactions contemplated by this Agreement or the Tender Offer and Consent Solicitation Material (including any related borrowings by Purchaser or any of its subsidiaries or affiliates), (ii) the purchase by Purchaser of the Bonds pursuant to the Tender Offer and the payment by Purchaser for Consents pursuant to the Solicitation and (iii) the execution, delivery and performance of this Agreement and the Supplemental Indenture and all related agreements by Purchaser, and this Agreement has been duly executed and delivered on behalf of Purchaser and, assuming due authorization, execution and delivery of this Agreement by you, is a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except that the enforceability hereof may be limited by (x) bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect relating to creditors' rights generally and (y) general principles of equity. When executed and delivered, the Supplemental Indenture will conform to the description thereof contained in the Statement, and the Supplemental Indenture will constitute valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except that the enforceability thereof may be limited by (x) bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect relating to creditors' rights generally and (y) general principles of equity. The Supplemental Indenture will conform in all material respects to the requirements of the Trust Indenture Act of 1939, as amended, and the rules and regulations promulgated by the Commission thereunder, applicable to an indenture which is qualified thereunder.

          c)     The Tender Offer and Consent Solicitation Material complies or will comply in all material respects with the applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder (collectively, the "Exchange Act"). The Tender Offer and Consent Solicitation Material does not, and as of the date of payment of the Consent Payments, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made with respect to any statements contained in, or any matter omitted from the Tender Offer and Consent Solicitation Material in reliance upon and in conformity with information pertaining to you furnished or confirmed in writing by you to Purchaser expressly for use therein. All documents incorporated by reference in the Tender Offer and Consent Solicitation Material, as of the dates filed with the Commission conformed or will conform, as the case may be, in all material respects to the requirements of the Exchange Act and the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. The financial statements incorporated by reference in the Tender Offer and Consent Solicitation Material present fairly in all material respects the financial position of Purchaser and its consolidated subsidiaries in conformity with generally accepted accounting principles in the United States applied on a consistent basis as of the dates indicated and the results of their operations and their cash flows for the periods specified.

          d)    In connection with the Solicitation, Purchaser has complied, and will continue to comply, in all material respects with the applicable provisions of the Exchange Act.

          e)    Purchaser will file, if required, any and all necessary amendments or supplements to the documents filed with the Commission or Other Agencies or published or distributed to the holders of the Bonds relating to the Tender Offer and the Solicitation and the other transactions contemplated by this Agreement or the Consent Solicitation Material and will promptly furnish to you true and complete copies of each such amendment and supplement upon the filing thereof.

          f)     The Tender Offer, the Solicitation and the other transactions contemplated by this Agreement or the Tender Offer and Consent Solicitation Material (including any related borrowings by Purchaser or any of its subsidiaries or affiliates), the purchase by Purchaser of Bonds pursuant to the Tender Offer, the payment by Purchaser for Consents pursuant to the Solicitation, and the execution, delivery and performance of this Agreement and the Supplemental Indenture and all related agreements by Purchaser by Purchaser, comply and will comply in all material respects with all applicable requirements of Federal, state, local and foreign law, including, without limitation, any applicable regulations of the Commission and Other Agencies, and all applicable judgments, orders or decrees; and no consent, authorization, approval, order, exemption, registration, qualification or other action of, or filing with or notice to, the Commission or any Other Agency is required in connection with the execution, delivery and performance of this Agreement, the Supplemental Indenture or any related agreement by Purchaser, the making or consummation by Purchaser of the Tender Offer and the Solicitation or the consummation of the other transactions contemplated by this Agreement or the Statement, except where the failure to obtain or make such consent, authorization, approval, order, exemption, registration, qualification or other action or filing or notification would not materially adversely affect the ability of Purchaser to execute, deliver and perform this Agreement, the Supplemental Indenture or any such related agreement or to commence and consummate the Tender Offer and Solicitation and such other transactions in accordance with their respective terms. All such required consents, authorizations, approvals, orders, exemptions, registrations, qualifications and other actions of and filings with and notices to the Commission and the Other Agencies will have been obtained, taken or made, as the case may be, and all statutory or regulatory waiting periods will have elapsed, prior to the purchase by Purchaser of the Bonds pursuant to the Tender Offer and the payment by Purchaser for Consents pursuant to the Solicitation.

          g)     The Tender Offer and the Solicitation and the other transactions contemplated by this Agreement or the Tender Offer and Consent Solicitation Material (including any related borrowings by Purchaser or any of its subsidiaries or affiliates), the purchase of Bonds by Purchaser pursuant to the Tender Offer and the payment by Purchaser for Consents pursuant to the Solicitation, and the execution, delivery and performance of this Agreement, the Supplemental Indenture and all related agreements by Purchaser, do not and will not (i) conflict with or result in a violation of any of the provisions of the certificate of incorporation or by-laws (or similar organizational documents) of Purchaser or any of its subsidiaries, (ii) conflict with or violate in any material respect any law, rule, regulation, order, judgment or decree applicable to Purchaser or any of its subsidiaries or by which any property or asset of Purchaser or any of its subsidiaries is or may be bound or (iii) result in a breach of any of the material terms or provisions of, or constitute a default (with or without due notice, lapse of time or both) under, the Indenture or any loan or credit agreement, indenture, mortgage, note or other agreement or instrument to which Purchaser or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets is or may be bound.

          h)    No stop order, restraining order or denial of an application for approval has been issued and no investigation, proceeding or litigation has been commenced or, to Purchaser's knowledge, after due inquiry, threatened before the Commission or any Other Agency with respect to the making or consummation of the Tender Offer and the Solicitation (including the obtaining or use of funds to purchase Bonds or to pay for Consents pursuant thereto) or the consummation of the other transactions contemplated by this Agreement or the Statement or with respect to the ownership of the Bonds by Purchaser or any of its subsidiaries or affiliates.

          i)     Purchaser has no knowledge of any material fact or information concerning Purchaser or any of its subsidiaries, or the operations, assets, condition (financial or otherwise) or prospects of Purchaser or any of its subsidiaries, that is required to be made generally available to the public and that has not been, or is not being, or will not be, made generally available to the public through the Tender Offer and Consent Solicitation Material or otherwise.

          j)     Since the date of the latest audited financial statements of Purchaser, there has been no material adverse change, nor any development or event that would reasonably be expected to result in a material adverse change, in the operations, assets, condition (financial or otherwise) or prospects of Purchaser or any of its subsidiaries.

          k)    Purchaser is not, nor will be as a result of the purchase by Purchaser of Bonds that it may become obligated to purchase pursuant to the terms of the Tender Offer, an "investment company" under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated by the Commission thereunder.

          l)     Each of the representations and warranties set forth in this Agreement will be true and correct on and as of the date on which the Tender Offer and Solicitation is commenced and on and as of the date on which any Bonds are purchased or Consent Solicitation is commenced and on and as of the date on which any Consent Solicitation Material is first distributed to holders of the Securities and through the last date on which any Consents are paid for pursuant to the Tender Offer and the Solicitation.

        10.    Opinion of Purchaser's Counsel.    Purchaser shall deliver to you an opinion addressed to you and dated a date that is no later than five (5) business days following the date hereof of Cahill Gordon & Reindel LLP, special counsel to Purchaser, with respect to the matters set forth in Exhibit C. Purchaser agrees not to consummate the Tender Offer or the Solicitation unless and until it has complied with its obligations set forth in this Section 10.

        11.    Notification of Certain Events.    Purchaser shall advise you promptly of (a) the occurrence of any event that could reasonably be expected to cause Purchaser to withdraw, rescind, modify or terminate the Tender Offer or Solicitation or would permit Purchaser to exercise any right not to purchase Bonds tendered under the Tender Offer or to pay for any Consents delivered pursuant to the Solicitation, (b) the occurrence of any event, or the discovery of any fact, the occurrence or existence of which it believes would require the making of any change in any of the Tender Offer and Consent Solicitation Material then being used or would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, (c) any proposal or requirement to make, amend or supplement any filing required by the Exchange Act in connection with the Tender Offer and the Solicitation or the other transactions contemplated by this Agreement or the Tender Offer and Consent Solicitation Material or the other transactions contemplated by this Agreement or the Tender Offer and Consent Solicitation Material or to make any filing in connection with the Tender Offer and the Solicitation pursuant to any other applicable law, rule or regulation, (d) the issuance by the Commission or any Other Agency of any formal or informal comment or order or the taking of any other action concerning the Tender Offer and the Solicitation or the other transactions contemplated by this Agreement or the Tender Offer and Consent Solicitation Material (and, if in writing, will furnish you with a copy thereof), (e) any material developments in connection with the Tender Offer and the Solicitation, or the financing thereof or the other transactions contemplated by this Agreement or the Tender Offer and Consent Solicitation Material, including, without limitation, the commencement of any lawsuit concerning the Tender Offer and the Solicitation and (f) any other information relating to the Tender Offer and the Solicitation, the Tender Offer and Consent Solicitation Material or this Agreement or the other transactions contemplated by this Agreement or the Tender Offer and Consent Solicitation Material which you may from time to time reasonably request.

        12.    Indemnification.

          (a)   Purchaser agrees to hold harmless and indemnify you (including any affiliated companies) and any officer, member, director, partner, employee or agent of yours (or any of such affiliated companies) and any entity or person controlling (within the meaning of Section 20(a) of the Exchange Act) you) including any affiliated companies) (collectively, the "Indemnified Persons") from and against any and all Losses whatsoever (including, but not limited to, any and all expenses incurred in investigating, preparing or defending against any litigation or proceeding, commenced or threatened, or any claims whatsoever whether or not resulting in any liability) (i) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Tender Offer and Consent Solicitation Material or in any other material used by Purchaser, or authorized by Purchaser for use in connection with the Tender Offer and the Solicitation or the transactions contemplated thereby or by this Agreement, or arising out of or based upon the omission or alleged omission to state in any such document a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (other than statements or omissions made in reliance upon information pertaining to you furnished by you in writing to Purchaser expressly for use therein), (ii) arising out of or based upon any withdrawal by Purchaser of, or failure by Purchaser to make or consummate, the Tender Offer, the Solicitation or the other transactions contemplated by this Agreement or the Tender Offer and Consent Solicitation Material or any other failure to comply with the terms and conditions specified in the Tender Offer and Consent Solicitation Material, (iii) arising out of the breach or alleged breach by Purchaser of any representation, warranty or covenant set forth in this Agreement (iv) arising out of, relating to or in connection with any other action taken or omitted to be taken by an Indemnified Person arising out of, relating to or in connection with the Tender Offer and the Solicitation, the other transactions described in the Tender Offer and Consent Solicitation Material or your services as Dealer Manager and Solicitation Agent hereunder or (v) otherwise arising out of, relating to or in connection with the Tender Offer and the Solicitation, the other transactions described in the Tender Offer and Consent Solicitation Material or your services as Dealer Manager and Solicitation Agent hereunder. Purchaser shall not, however, be responsible for any Loss pursuant to clauses (iv) or (v) of the preceding sentence of this Section 12 which has been finally judicially determined to have resulted primarily from the bad faith or gross negligence on the part of any Indemnified Person or material breach by you of your obligations contained in this Agreement, other than any Loss arising out of or resulting from actions performed at the direct request of, with the explicit consent of, or in conformity with information directly provided or supplied by, Purchaser.

          b)    Purchaser and you agree that if any indemnification sought by any Indemnified Person pursuant to this Section 12 is unavailable for any reason (other than for the reason that such indemnification is unavailable due to the exception to clauses (a)(iv) and (a)(v) in Section 12 relating to any Loss which has been finally judicially determined to have resulted primarily from the bad faith or gross negligence on the part of the Indemnified Person or material breach by you of your obligations contained in this Agreement) or insufficient to hold you harmless, then Purchaser and you shall contribute to the Losses for which such indemnification is held unavailable or insufficient in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by Purchaser, on the one hand, and actually received by you, on the other hand, in connection with the transactions contemplated by this Agreement or the Tender Offer and Consent Solicitation Material or, if such allocation is not permitted by applicable law, not only such relative benefits but also the relative faults of Purchaser, on the one hand, and you, on the other hand, as well as any other equitable considerations, subject to the limitation that in any event the aggregate contribution by you to all Losses with respect to which contribution is available hereunder shall not exceed the fees actually received by you in connection with your engagement hereunder. It is hereby agreed that the relative benefits to Purchaser, on the one hand, and you, on the other hand, with respect to the Tender Offer and the Solicitation and the transactions contemplated by this Agreement and the Tender Offer and Consent Solicitation Material shall be deemed to be in the same proportion as (i) the total value paid or proposed to be paid to holders of Bonds pursuant to the Tender Offer and the Solicitation (whether or not the Tender Offer and the Solicitation or such transactions are consummated) bears to (ii) the fees actually received by you from Purchaser in connection with your engagement hereunder.

          c)     The foregoing rights to indemnity and contribution shall be in addition to any other right which you and the other Indemnified Persons may have against Purchaser at common law or otherwise. If any litigation or proceeding is brought against any Indemnified Person in respect of which indemnification may be sought against Purchaser pursuant to this Section 12, such

  Indemnified Person shall promptly notify Purchaser in writing of the commencement of such litigation or proceeding, but the failure so to notify Purchaser shall relieve Purchaser from any liability which it may have hereunder only if, and to the extent that, such failure results in the forfeiture by Purchaser of substantial rights and defenses, and will not in any event relieve Purchaser from any other obligation or liability that it may have to any Indemnified Person other than under this Agreement. In case any such litigation or proceeding shall be brought against any Indemnified Person and such Indemnified Person shall notify Purchaser in writing of the commencement of such litigation or proceeding, Purchaser shall be entitled to participate in such litigation or proceeding, and, after written notice from Purchaser to such Indemnified Person, to assume the defense of such litigation or proceeding with counsel of its choice at its expense; provided, however, that such counsel shall be satisfactory to the Indemnified Person in the exercise of its reasonable judgment. Notwithstanding the election of Purchaser to assume the defense of such litigation or proceeding, such Indemnified Person shall have the right to employ separate counsel and to participate in the defense of such litigation or proceeding, and Purchaser shall bear the reasonable fees, costs and expenses of such separate counsel and shall pay such fees, costs and expenses at least quarterly (provided that with respect to any single litigation or proceeding or with respect to several litigations or proceedings involving substantially similar legal claims, Purchaser shall not be required to bear the fees, costs and expenses of more than one such counsel for all Indemnified Persons except where such Indemnified Persons require local counsel, in which case Purchaser shall also be required to bear the reasonable fees, costs and expenses of such local counsel) if (i) in the reasonable judgment of such Indemnified Person the use of counsel chosen by Purchaser to represent such Indemnified Person would present such counsel with a conflict of interest, (ii) the defendants in, or targets of, any such litigation or proceeding include both an Indemnified Person and Purchaser, and such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it or to other Indemnified Persons that are different from or additional to those available to Purchaser (in which case Purchaser shall not have the right to direct the defense of such action on behalf of the Indemnified Person), (iii) Purchaser shall not have employed counsel satisfactory to such Indemnified Person, in the exercise of the Indemnified Person's reasonable judgment, to represent such Indemnified Person within a reasonable time after notice of the institution of such litigation or proceeding or (iv) Purchaser shall authorize in writing such Indemnified Person to employ separate counsel at the expense of Purchaser. In any action or proceeding the defense of which Purchaser assumes, the Indemnified Person shall have the right to participate in such litigation and retain its own counsel at such Indemnified Person's own expense. Purchaser and you agree to notify the other promptly of the assertion of any claim against it, any of its directors or officers or any entity or person who controls it within the meaning of Section 20(a) of the Exchange Act in connection with the Tender Offer and the Solicitation. The foregoing indemnification commitments shall apply whether or not the Indemnified Person is a formal party to such litigation or proceeding.

          d)    Purchaser agrees to reimburse each Indemnified Person for all expenses (including reasonable fees and disbursements of counsel) as they are incurred by such Indemnified Person in connection with investigating, preparing for, defending or providing evidence (including appearing as a witness) with respect to any action, claim, investigation, inquiry, arbitration or other proceeding referred to in this Section 12 for which indemnification may be sought hereunder or enforcing this Agreement, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party.

          e)    Purchaser agrees that it will not, without your prior written consent, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification may be sought hereunder (whether or not you, any other Indemnified Person or Purchaser is an actual or potential party), unless such settlement, compromise or consent (i) includes an unconditional release of each Indemnified Person from all liability arising out of such claim, action or proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of any Indemnified Person. As a condition to any indemnity or contribution hereunder, without Purchaser's prior written consent, which consent will not be unreasonably withheld, no Indemnified Person will settle, compromise or consent to entry of judgment in connection with any pending or threatened claim, action or proceeding in respect of which indemnity or contribution may be sought hereunder (whether or not Purchaser is an actual or potential party to such claim, action or proceeding).

        13.    Conditions to Obligations of the Dealer Manager and Solicitation Agent.    Your obligations hereunder shall at all times be subject to the conditions that (a) all representations, warranties and other statements of Purchaser contained herein are now, and at all times during the period of the Tender Offer and the Solicitation shall be, true and correct in all material respects and (b) Purchaser at all times shall have performed in all material respects all of its obligations hereunder theretofore to be performed.

        14.    Termination.    This Agreement shall terminate upon the expiration, termination or withdrawal of the Tender Offer and the Solicitation or upon withdrawal by you as Dealer Manager and Solicitation Agent pursuant to Section 4 hereof, it being understood that Sections 3, 5, 6, 8, 9, 12, 14, 16, 17, 19, 20, 21, 22 and 23 hereof shall survive any termination of this Agreement.

        15.    Notices.    All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be given (and shall be deemed to have been given upon receipt) by delivery in person, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the applicable party at the addresses indicated below:

a)	if to you:
CREDIT SUISSE FIRST BOSTON LLC Eleven Madison Avenue New York, NY 10010-3629 Telecopy No.: (212) 325-4296 Attention: Transactions Advisory Group

with a copy to:

Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, NY 10019 Telecopy No.: 212-474-3700 Attention: George A. Stephanakis, Esq.

b)	if to Purchaser:

Reddy Ice Group, Inc. 8750 North Central Expressway Suite 1800 Dallas, TX 75231

Telecopy No.: 214-528-1532 Attention: Steve Janusek

with a copy to:

Cahill Gordon & Reindel LLP 80 Pine Street New York, NY 10005

Telecopy No.: 212-269-5420 Attention: John Papachristos, Esq.

        16.    Consent to Jurisdiction; Service of Process.    Purchaser and the Dealer Manager and Solicitation Agent each hereby (a) submits to the jurisdiction of any New York State or Federal court sitting in the City of New York with respect to any actions and proceedings arising out of or relating to this Agreement, (b) agrees that all claims with respect to such actions or proceedings may be heard and determined in such New York State or Federal court, (c) waives the defense of an inconvenient forum, (d) agrees not to commence any action or proceeding relating to this Agreement other than in a New York State or Federal court sitting in the City of New York and (e) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

        17.    Joint and Several Obligations, Etc.    In the event that Purchaser makes the Tender Offer and the Solicitation through one or more of its affiliates, each reference in this Agreement to Purchaser shall be deemed to be a reference to Purchaser and any such affiliates, and the representations, warranties, covenants and agreements of Purchaser and any such affiliates hereunder shall be joint and several.

        18.    Entire Agreement.    This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

        19.    Amendment.    This Agreement may not be amended except in writing signed by each of Purchaser and the Dealer Manager and Solicitation Agent. Any such amendment will bind all parties in interest, including all Indemnified Persons, without notice to or consent from any such parties in interest.

        20.    Governing Law.    The validity and interpretation of this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to conflicts of law principles thereof.

        21.    Waiver of Jury Trial.    PURCHASER (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS SECURITY HOLDERS) AND THE DEALER MANAGER AND SOLICITATION AGENT EACH HEREBY AGREES TO WAIVE ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTER-CLAIM OR ACTION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING, WITHOUT LIMITATION, THE TENDER OFFER).

        22.    Counterparts; Severability.    This Agreement may be executed in two or more separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

        23.    Parties in Interest.    This Agreement, including rights to indemnity and contribution hereunder, shall be binding upon and inure solely to the benefit of each party hereto, the Indemnified Persons and their respective successors, heirs and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        24.    Assignment.    This Agreement shall not be assignable, in whole or in part, directly or indirectly, by either Purchaser or the Dealer Manager and Solicitation Agent without the prior written consent of the other, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.

Please indicate your willingness to act as Dealer Manager and Solicitation Agent and your acceptance of the foregoing provisions by signing in the space provided below for that purpose and returning to us a copy of this Agreement so signed, whereupon this Agreement and your acceptance shall constitute a binding agreement between us.

Very truly yours,
REDDY ICE GROUP, INC.
By:	/s/ STEVEN J. JANUSEK Name: Steven J. Janusek Title: CFO

Accepted as of the
date first above written:

CREDIT SUISSE FIRST BOSTON LLC
By:	/s/ MICHAEL L. SARON Name: Michael L. Saron Title: Director

Exhibit A

Offer to Purchase and Consent Solicitation

Exhibit B

Consent and Letter of Transmittal

Exhibit C

Matters to be Addressed in the Opinion of Cahill Gordon & Reindel LLP

        a.     Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

        b.     Purchaser has full corporate power and authority to take and has duly taken all necessary corporate action to authorize (i) the Tender Offer and the Solicitation (including any related borrowings by Purchaser or any of its subsidiaries or affiliates), (ii) the purchase by Purchaser of Bonds pursuant to the Tender Offer and the payment by Purchaser for Consents pursuant to the Solicitation and (iii) the execution, delivery and performance of this Agreement and the Supplemental Indenture by Purchaser. This Agreement has been duly executed and delivered on behalf of Purchaser and, assuming due authorization, execution and delivery of this Agreement by the Dealer Manager and Solicitation Agent, this Agreement is a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except that (A) the enforceability thereof may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights or remedies generally, (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity) and (C) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances.

        c.     The Tender Offer and the Solicitation or the other transactions contemplated by this Agreement or the Tender Offer and Consent Solicitation Material (including any related borrowings by Purchaser or any of its subsidiaries or affiliates), the purchase of Bonds by Purchaser pursuant to the Tender Offer and the payment by the Purchaser for Consents pursuant to the Solicitation, and the execution, delivery and performance of this Agreement and the Supplemental Indenture by Purchaser, do not and will not (i) conflict with or result in a violation of any of the provisions of the certificate of incorporation or by-laws (or similar organizational documents) of Purchaser or any of its subsidiaries, (ii) result in a violation of any New York, Delaware corporate or United States federal law or regulation that is applicable to Purchaser to the transactions contemplated by the Agreement, or result in a violation of any order of any court or of any other governmental agency or instrumentality having jurisdiction over Purchaser or any of the properties or assets of Purchaser or any of its subsidiaries or (iii) result in a breach of any of the terms or provisions of, or constitute a default (with or without due notice and/or lapse of time) under, any loan or credit agreement, indenture, mortgage, note or other agreement or instrument indicated on Schedule I hereto to which Purchaser or any of its subsidiaries is a party or by which any of them or any of their properties or assets is or may be bound.

        d.     The Tender Offer and the Solicitation or the other transactions contemplated by this Agreement or the Tender Offer and Consent Solicitation Material (including any related borrowings by Purchaser or any of its subsidiaries or affiliates), the purchase by Purchaser of Bonds pursuant to the Tender Offer and payment by the Purchaser for Consents pursuant to the Solicitation, and the execution, delivery and performance of this Agreement by Purchaser, comply and will comply in all material respects with all applicable requirements of any existing Federal or New York statute or the Delaware General Corporation Law including, without limitation, any applicable regulations of the Commission, and all applicable judgments, orders or decrees, and no consent, authorization, approval, order, exemption, registration, qualification or other action of, or filing with or notice to, the Commission is required in connection with the execution, delivery and performance of this Agreement, the Supplemental Indenture or any related agreement by Purchaser, the making or consummation by Purchaser of the Tender Offer and the Solicitation or the consummation of the other transactions contemplated by this Agreement or the Statement, except where the failure to obtain or make such consent, authorization, approval, order, exemption, registration, qualification or other action or filing or notification would not materially adversely affect the ability of Purchaser to execute, deliver and perform this Agreement, the Supplemental Indenture or such related agreement or to commence and consummate the Tender Offer, the Solicitation or such other transactions in accordance with their respective terms.

        e.     Except as expressly disclosed in the Statement, no stop order, restraining order or denial of an application for approval has been issued and no investigation, proceeding or litigation has been commenced or, to the best of such counsel's knowledge, after due inquiry, threatened before the Commission with respect to the making or consummation of the Tender Offer or the Solicitation (including the obtaining or use of funds to purchase Bonds or the payment for Consents pursuant thereto) by Purchaser or any of its subsidiaries or affiliates or the consummation of the other transactions contemplated by this Agreement or the Tender Offer and Consent Solicitation Material or with respect to the ownership of the Bonds by Purchaser or any of its subsidiaries or affiliates.

        f.      Purchaser is not, nor will be as a result of the purchase by Purchaser of Bonds that it may become obligated to purchase pursuant to the terms of the Tender Offer, an "investment company" under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated by the Commission thereunder.

        Such counsel shall advise that no facts have come to its attention which has caused it to believe that the Tender Offer and Consent Solicitation Material (apart from the financial information contained or incorporated by reference therein, as to which such counsel expresses no opinion), as of the date of the Dealer Manager Agreement, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

CREDIT SUISSE FIRST BOSTON LLC
    Eleven Madison Avenue
        New York, NY 10010-3629

Schedule I

List of Reviewed Agreements

QuickLinks

Dealer Manager And Consent Solicitation Agreement
Exhibit A
Offer to Purchase and Consent Solicitation
Exhibit B
Consent and Letter of Transmittal
Exhibit C
Matters to be Addressed in the Opinion of Cahill Gordon & Reindel LLP
Schedule I
List of Reviewed Agreements